Exhibit 99.1

Press Release
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ELLEN M. DYLLA INVESTOR RELATIONS (979) 849-6550	October 13, 2011

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS TEMPORARILY CLOSES
THAILAND FACILITY DUE TO FLOODING

ANGLETON, TX, October 13, 2011 – Benchmark Electronics, Inc. (NYSE: BHE), a leading integrated contract manufacturing provider, announced today that its subsidiary, Benchmark Electronics (Thailand) Public Company Limited, has temporarily suspended operations as a result of flooding in the surrounding areas of the Hi-Tech Industrial Estate in Ayudhaya, Thailand. The industrial park is without power and officials have ordered an evacuation of the area. Benchmark has moved equipment and inventory to higher ground and, as of today, its facility has not been flooded, however the dike surrounding the Hi-Tech Industrial Estate has been compromised.

“The entire Benchmark team extends our sympathy to those affected by the extensive flooding throughout Thailand,” said Cary T. Fu, chief executive officer. “We have first focused our efforts on ensuring the safety of our Thailand team and have begun assessing the impact of the temporary suspension of our operations in Thailand.  Our teams are working on recovery plans jointly with our customers to ensure customer needs are met thru various options currently, including shifting production to other facilities.”

While the full impact and extent of damage is unknown at this time, Benchmark has insurance coverage for any flood/water damage to its facility and additionally carries business interruption coverage. The company will remain focused on restoring operations to full production levels as quickly as conditions permit.  Benchmark expects to address any financial impact of the flood on its upcoming earnings release call scheduled for October 27, 2011 at 10:00 a.m. Central Time.

About Benchmark Electronics

Benchmark Electronics, Inc. provides integrated electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, which includes equipment for the aerospace and defense industry, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 21 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

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